Exhibit 99.4(a)

Processing Office: [15 Matthews Street, Suite 200 Goshen, New York 10924-1995]

GROUP FLEXIBLE PREMIUM FIXED AND VARIABLE

DEFERRED ANNUITY CERTIFICATE

Non-Participating

The Company agrees:

To allocate the Contributions made to this Certificate to the Investment Options available under the Variable or Fixed Accounts offered on the Participation Date;

To apply the amounts in this Certificate at the Annuitization Date to provide an Annuity Benefit or a Surrender Value if the Annuitant is then living; and

To provide the Owner with the other rights and benefits under this Certificate.

These agreements are subject to the other provisions of this Certificate.

TEN DAYS TO EXAMINE CERTIFICATE.  The Owner may terminate participation under this Certificate and may cancel the Certificate by returning it to us within ten days after receipt of it.  Upon such cancellation, we will refund any Contribution made to us under this Certificate, plus or minus an amount that reflects the investment experience of the Variable Account from the date such Contribution is allocated to the date of such cancellation.

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

[

Jill T. McGruder, President	Edward J. Babbitt, Secretary]

ASSETS HELD IN THE VARIABLE ACCOUNT MAY INCREASE OR DECREASE IN VALUE BASED ON INVESTMENT EXPERIENCE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS.

THE DAILY RATE OF INVESTMENT RETURN IS BEFORE DEDUCTION OF AN ANNUAL CHARGE FOR MORTALITY AND EXPENSE RISK.  IN ADDITION, DEDUCTIONS MAY APPLY TO PROVIDE FOR TAXES, INVESTMENT EXPENSES, AND CERTAIN OTHER ADMINISTRATIVE CHARGES.  PLEASE SEE YOUR SCHEDULE PAGE FOR DISCLOSURE OF COMPANY CHARGES.

IF THE ANNUITANT IS 86 OR OLDER ON THE PARTICIPATION DATE, THE ACCOUNT VALUE WILL BE THE DEATH BENEFIT PAID.

ONE OR MORE OF THE FIXED ACCOUNTS MAY NOT BE AVAILABLE ON THE PARTICIPATION DATE.  PLEASE CHECK THE APPLICATION TO DETERMINE WHETHER THE FIXED ACCOUNT IS CURRENTLY AVAILABLE.  BEFORE THE ANNUITIZATION DATE, THE COMPANY RESERVES THE RIGHT TO RESTRICT THE AVAILABILITY OF ANY FIXED ACCOUNT OFFERED UNDER THIS

CERTIFICATE.

BENEFITS, PAYMENTS AND VALUES PROVIDED BY THE CERTIFICATE, WHEN BASED ON THE GUARANTEED RATE OPTION, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE MARKET VALUE ADJUSTMENT FORMULA STATED ON THE CERTIFICATE SCHEDULE PAGE PRIOR TO THE END GUARANTEE PERIOD EXPIRATION.  IN NO EVENT WILL THE GUARANTEE PERIOD VALUE FALL BELOW THE MARKET VALUE ADJUSTMENT FLOOR.  NO MARKET VALUE ADJUSTMENT WILL BE MADE: (1) WITHIN THIRTY (30) DAYS PRIOR TO THE GUARANTEE PERIOD EXPIRATION, (2) AT THE PAYMENT OF A DEATH BENEFIT, (3) FOR WITHDRAWALS THAT QUALIFY AS A FREE WITHDRAWAL, (4) FOR A QUALIFYING DISABILITY; OR (5) FOR A QUALIFYING MINIMUM REQUIRED DISTRIBUTION.

Table of Contents

Part I	-	Definitions	Page 2
Part II	-	Account Value	Page 10
Part III		Ownership and Death Benefit	Page 13
Part IV	-	Annuity Benefits	Page 19
Part V	-	Administrative Programs	Page 21
Part VI	-	General Provisions	Page 22

We certify that all pertinent provisions of the Group Annuity Contract No. NIL 06-04C NY (the Group Contract) shall also apply to the Owner and Annuitant named on the Schedule Page of this Certificate and do not invalidate or impair any rights granted the Owner under this Certificate.  The Group Contract provides that each Certificate Owner shall receive a copy of their Certificate.

This Certificate is issued in consideration of the initial Contribution paid to us.  Proper enrollment under the Certificate creates an agreement between the Owner and the Company which is enforceable in accordance with applicable law.  You are urged to read the Certificate carefully.  The provisions on the following pages are part of the Certificate.

PART I - DEFINITIONS

ACCOUNT VALUE.  The term Account Value means Contributions made and allocated to the Investment Options available under the Variable or Fixed Account, minus Previous Partial Withdrawals and Previous Transfers, adjusted for credited interest to the Guarantee Periods or the net investment experience credited or deducted from each Investment Division, less Continuous Charges.  We may also use the term Guarantee Period Value when referring to your value in the Guarantee Periods or Variable Account Value when referring to your value in the Investment Divisions.

ANNUITANT.  The term Annuitant means a natural person originally named in writing on whose age and sex the Annuity Benefit and Death Benefit are based.  As the purchaser of the Certificate, you are its Owner and Primary Annuitant, unless we accept a different arrangement that you have requested in writing.  During an Annuitant’s lifetime and before the Annuitization Date, we do not allow the Owner to change any Annuitant unless we have given written authorization that such change is accepted.

ANNUITANT’S BENEFICIARY.  The term Annuitant’s Beneficiary means the person or persons named in writing, originally or by amendment, to receive the Death Benefit payable upon the Annuitant’s death before the Annuitization Date.  We may also refer to the Annuitant’s Beneficiary as the Annuitant’s Primary Beneficiary.  If you designate an Annuitant’s Contingent Beneficiary, that person or entity will become the Annuitant’s Primary Beneficiary if the named Annuitant’s Primary Beneficiary is not living at the time of the Annuitant’s death.

ANNUITY BENEFIT. The term Annuity Benefit means a benefit which makes fixed payments guaranteed for 10 years or for life, if longer, payable by us on the Annuitization Date.

ANNUITY TABLE.  The term Annuity Table means the amount of each annuity payment is based on the guaranteed annuity payout rate specified on your Schedule Page and the Annuity 2000 Mortality Table with Projection Scale G on an adjusted age basis.

We will utilize the Unisex Annuity Table if this Certificate is sold as a qualified retirement plan (including an Individual Retirement Annuity or Internal Revenue Code Section 403(b) Tax-Sheltered Annuity).  The amount of each annuity payment is based on the guaranteed annuity payout rate specified on your Schedule Page and the Annuity 2000 Mortality Table with Projection Scale G on an adjusted age basis, adjusted to a unisex basis based on a 50/50% split of males and females.

ANNUITIZATION DATE.  The term Annuitization Date means the date on which the Annuitant attains age 90 or the tenth (10th) Participation Year, whichever is later.  The Annuitization Date is the date we use to begin paying an Annuity Benefit.  You may elect a later Annuitization Date subject to our administrative rules then in effect.  If this Certificate is sold as a qualified retirement plan (including an Individual Retirement Annuity or Internal Revenue Code Section 403(b) Tax-Sheltered Annuity), distribution provisions of the qualified retirement plan endorsement attached to this Certificate will automatically extend the Annuitization Date beyond age 90.  The Annuitization Date is shown on the Schedule Page and cannot be earlier than the first Participation Anniversary.

BUSINESS DAY.  The term Business Day shall mean any day that the New York Stock Exchange is open for business.

CODE.  The term Code means the Internal Revenue Code of 1986, as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws.

COMPANY CHARGES.  The term Company Charges means the charges disclosed on your Schedule Page as Transaction Charges or Continuous Charges or as may be added or deducted by rider or later changed by endorsement to this Certificate.  Additional Company Charges will not be added or deducted unless the Owner has selected or terminated in writing an additional benefit available by rider.  An endorsement to this Certificate may only decrease or terminate Company Charges on a nondiscriminatory basis.  Any alteration to Company Charges will be filed and approved by the New York Department of Insurance.

CONTINGENT ANNUITANT.  The term Contingent Annuitant means the person named in writing, originally or by amendment, to succeed as Annuitant if alive on the Death Benefit Date before the Annuitization Date.  At this time, the Certificate remains in force and the Contingent Annuitant will become the Primary Annuitant.

CONTRIBUTION.  The term Contribution means a payment made to us with respect to a Certificate purchased under the Group Contract.  We are under no obligation to accept any initial Contribution of less than $1,000 or any subsequent Contribution of less than $100, and we reserve the right from time to time to modify such amounts on a nondiscriminatory basis.

We may refuse to accept a Contribution on a nondiscriminatory basis in the following circumstances:

1.                                The initial Contribution exceeds $1,000,000 and the Primary Annuitant’s current age last birthday is 75 or less.

2.                                The initial Contribution exceeds $250,000 and if the Primary Annuitant’s current age last birthday is 76 – 90.

3.                                An additional Contribution will cause total Contributions to exceed the amounts restricted under Paragraph 1 or 2 above, or if acceptance of such Contribution would cause the total Contributions to exceed these amounts.

4.                                The Annuitant’s current age last birthday is within a few years before the Annuitization Date.

5.                                We previously discontinued accepting additional Contributions into a Fixed Account and provided you thirty (30) days advance notice of our intention.

6.                               The additional Contribution did not meet our $100 minimum additional Contribution amount.

DEATH BENEFIT.  The term Death Benefit means the benefit paid by us to the Annuitant’s Beneficiary upon the Annuitant’s death.  We may also refer to the Death Benefit as a Standard Death Benefit or an Optional Enhanced Death Benefit.  The Standard Death Benefit and Optional Enhanced Death Benefit shall collectively be referred to as the Death Benefit.

DEATH BENEFIT DATE.  The term Death Benefit Date means the date we receive due proof of the Annuitant’s death in our Processing Office.

EXCESS WITHDRAWALS.  The term Excess Withdrawals means Partial Withdrawals from the Account Value in excess of a Free Withdrawal, adjusted for associated Market Value Adjustment, Transaction Charges and taxes, if applicable.

FIXED ACCOUNT.  The term Fixed Account is the collection of Guarantee Periods made available under this Certificate.  Certain Fixed Accounts may not initially be available under this Certificate, and we may from time to time add, delete or change the Fixed Accounts available for new Contributions, or transfers.  We will notify you of any changes that are made to the Fixed Accounts.

The Fixed Accounts which may be offered under this Certificate are described below:

Guaranteed Rate Option.  A Guaranteed Rate Option (GRO) is a Guarantee Period we declare effective for durations of two (2) through ten (10) years.  GROs are adjusted for market value as described under the Market Value Adjustment section below.  GRO assets are held in our Non-Unitized Separate Account.

Quarterly Rate Option.  A Quarterly Rate Option (QRO) is a Guarantee Period we declare effective for each calendar quarter.  The corresponding Guaranteed Interest Rate shall be declared on a portfolio basis.

Systematic Transfer Option.  A Systematic Transfer Option (STO) is a Guarantee Period of one (1) year or less where amounts are automatically transferred to the Investment Options as initially directed by the application or later changed.  The Guarantee Periods associated with a STO will not renew and funds may not be transferred to the STO from the Investment Options.  The corresponding Guaranteed Interest Rate is declared on a portfolio basis and may exceed the Company’s actual investment earnings (less the appropriate risk and expense adjustments).

The following definitions may also apply to one or more of the Fixed Account stated above:

Adjusted Account Value.  The Adjusted Account Value defines the GRO Account Value increased or decreased by the Market Value Adjustment.

Fixed Account Value.  The Fixed Account Value at anytime is equal to the sum of your Guarantee Period Values.

Guaranteed Interest Rate.  The Guaranteed Interest Rate is the effective annual interest rate established by us for an Initial or Renewal Guarantee Period.  This rate may change from time to time for Guarantee Periods elected at different dates.  We will declare a Guaranteed Interest Rate with respect to each amount allocated or transferred to a Guarantee Period.  Unless otherwise stated in this Certificate, the Guaranteed Interest Rate shall apply for the entire Guarantee Period.

Interest on amounts in a Guarantee Period is credited daily at an effective annual rate equal to the Guaranteed Interest Rate.  Interest is allocated (i) at the end of each Participation Year, (ii) at the time of each transfer or Partial Withdrawal, (iii) at the time an Annuity Benefit is purchased, (iv) upon payment of the Surrender Value, and (v) upon the payment of a Death Benefit.

Guarantee Period.   A Guarantee Period is a period of time elected under a Fixed Account during which an amount is to be credited with a Guaranteed Interest Rate.  Guarantee Periods offered under the Fixed Accounts may be from one (1) year or less to ten (10) years and may change from time to time.  Guarantee Periods initially offered are shown on the application.  We have the right to change, delete or add Guarantee Periods available for election on a nondiscriminatory basis.

Guarantee Period Expiration.  The Guarantee Period Expiration means the Guarantee Period has ended and a Renewal Guarantee Period must be elected.   Once a Guarantee Period expires, the Renewal Guarantee Period shall be of the same duration unless a transfer election is made.  The Renewal Guarantee Period selected will receive the Guaranteed Interest Rate declared effective at that time.  No Guarantee Period shall extend beyond the Annuitization Date.

If the same Fixed Account is unavailable at the Guarantee Period Expiration, the following will occur:

(i)              if the GRO is unavailable, the GRO Account Value will be transferred to the QRO; or

(ii)                                     if the QRO is unavailable, the Account Value will be transferred to the money market.

If the same Guarantee Period is unavailable at the Guarantee Period Expiration, the following will occur:

(i)                                         we will transfer the GRO Account Value associated with the Guarantee Period Expiration to the next available Guarantee Period with a shorter duration; or

(ii)                                     if there are no Guarantee Periods available with a shorter duration, we will automatically transfer the GRO Account Value associated with the Guarantee Period Expiration to the QRO; or

(iii)                                 if the QRO is unavailable, the Account Value will be transferred to the money market portfolio available under the Variable Accounts.

For GROs, we will furnish the Owner with a notice indicating:

(i)                                         the Guarantee Period Expiration;

(ii)                                     the availability of the Window Period; and

(iii)                                 the Fixed Accounts and Renewal Guarantee Periods available for election, if any.

The notice shall be sent at least 45 days (but not more than 75 days) prior to the Guarantee Period Expiration.

GRO Minimum Guarantee.  The GRO Minimum Guarantee equals 100% of allocations to GROs, less Previous Partial Withdrawals or Previous Transfers, accumulated at the Minimum Interest Rate (as defined below) per annum, less Continuous Charges.

MVA Floor.  The MVA Floor restricts a downward Market Value Adjustment such that GRO Adjusted Account Value will never be less than the GRO Minimum Guarantee.  After application of the MVA Floor, the GRO Account Value, after Market Value Adjustment, will reflect allocations (from your Contribution or transfers), less Previous Partial Withdrawals since the beginning of the Guarantee Period, accumulated at the guaranteed Minimum Interest Rate disclosed, less Continuous Charges.  Transaction Charges, if applicable, are deducted from the GRO Account Value after the application of the GRO Minimum Guarantee.

Market Value Adjustment.   The term Market Value Adjustment (MVA) with the respect to a GRO means an adjustment is made to the Account Value prior to the GRO Guarantee Period Expiration in accordance with the Market Value Adjustment Formula set forth on the Certificate Schedule Page.

Minimum Interest Rate:  The Minimum Interest Rate is the lowest Guaranteed Interest Rate we will declare for a Renewal Guarantee Period at any time while this Certificate is in effect.  The Guaranteed Minimum Interest Rate is disclosed on your Schedule Page and is guaranteed for the life of the Certificate.

Portfolio Basis.  Portfolio Basis means the Guaranteed Interest Rate declared by the Company is attributable to all Contributions received within a specific time period.

Window Period.  The Window Period is the thirty (30) day period prior to the GRO Guarantee Period Expiration date during which the Market Value Adjustment is zero.

FIXED ANNUITY BENEFIT.  The term Fixed Annuity Benefit means an Annuity Benefit under which the monthly payments with respect to a payee are payable in a specified dollar amount.

FREE WITHDRAWAL.  The term Free Withdrawal means a percentage as stated on the Schedule Page and applied to your Account Value as the greater of  (i) or (ii) below:

(i)                           the Free Withdrawal percentage applied to the Account Value as of the date we process your request for a Partial Withdrawal, less Free Withdrawals taken during the current Participation Year; or

(ii)                         the Free Withdrawal percentage applied to the Account Value as of the previous Participation Anniversary, less any Free Withdrawals taken over the current Participation Year.  During the first Participation Year, the Free Withdrawal will be the Free Withdrawal percentage applied to the initial Contribution received on the Participation  Date, less any Free Withdrawals taken over the first Participation Year.

The Free Withdrawal is noncumulative and any amount not used in a Participation Year may not be carried forward to future Participation Years.  Free Withdrawals do not apply to Full Withdrawals.

FULL WITHDRAWAL.  The term Full Withdrawal means a request received by the Owner to surrender the Certificate for the Surrender Value.

GENERAL ACCOUNT.  The term General Account means the account which contains all of our assets other than those held in our Separate Accounts.  The GIO, QIO and STO Fixed Accounts utilize our General Account.

INVESTMENT OPTIONS.  The term Investment Options means the collection of Guarantee Periods and Investment Divisions made available under the Fixed and Variable Accounts.

JOINT OWNERS.   The term Joint Owners means the persons named in writing, originally or by amendment who share all rights and privileges under this Certificate and require both Owner and Joint Owner to act together.  Joint Owners are usually the Owner and Owner’s spouse.  Unless otherwise specifically set out, wherever Owner is used in this Certificate shall be applied to both Owner and Joint Owner.  In the event the Owner names a Joint Owner, this will not generally prevent a taxable event to occur on the first Owner’s death (Primary Owner).

LIFE ANNUITY FORM.  The term Life Annuity Form means an annuity providing fixed monthly payments during the Annuitant’s lifetime.  The payments commence on the date as of which the Life Annuity Form is purchased and terminate with the last payment due before the Annuitant’s death.

MINIMUM ACCOUNT BALANCE.  The term Minimum Account Balance means the Account Value cannot be less than the Minimum Account Balance shown on the Schedule Page.

MINIMUM DEATH BENEFIT.  The term Minimum Death Benefit means the Death Benefit is equal to the greater of (i) the current Account Value on the Death Benefit Date, or (ii) Contributions made, less adjustments for any Partial Withdrawals.

NORMAL FORM.  The Normal Form of an Annuity Benefit means the Fixed Annuity Benefit payable on the Life Annuity Form with ten years (10) of payments guaranteed.

OWNER.  The Owner of this Certificate is the Annuitant unless otherwise specified in the application.  Notwithstanding any provisions in this Certificate to the contrary, only the Owner can exercise all the rights under this Certificate while the Annuitant is living.  The Owner does not need the consent of anyone who has only a conditional or future ownership interest in this Certificate.   While the Annuitant is living, an Owner may change the Owner by written notice satisfactory to us.  The change will take effect on the date the notice was signed subject to its proper completion and receipt at our Processing Office.

OWNER’S BENEFICIARY.  The term Owner’s Beneficiary means the person or persons named in writing, originally or by amendment, to succeed as Owner in the event the Owner dies before the Annuitization Date.  We may also refer to the Owner’s Beneficiary as the Owner’s Primary Beneficiary.  If you designate a Contingent Owner’s Beneficiary, that person or entity will become the Owner’s Primary Beneficiary if the named Owner’s Primary Beneficiary is not living at the time of the Owner’s death.

If the sole Owner’s Beneficiary is the spouse of the Owner, we may refer to your spouse as the Spousal Beneficiary.  If the sole Owner’s Beneficiary is an individual other than the Owner’s spouse, we may refer to that individual as a Nonspousal Beneficiary.

PARTIAL WITHDRAWAL.  The term Partial Withdrawal means the total amount you request adjusted for associated Market Value Adjustment, Transaction Charges, and taxes if applicable.   As a result, the net amount received is the amount requested.

PARTICIPATION ANNIVERSARY.  The term Participation Anniversary measures Participation Years since the Certificate was purchased.  The Participation Anniversary occurs once annually on the same day as the Participation Date.  Each Participation Anniversary occurs on the first day of the Participation Year.

PARTICIPATION DATE.  The term Participation Date means the date we have issued you this Certificate in consideration of your initial Contribution paid to us.  The Participation Date is used to measure the Participation  Anniversaries.  The Participation Date is shown on the Schedule Page.

PARTICIPATION YEAR.  The term Participation Year means each consecutive twelve (12) month period.  The first Participation Year begins on the Participation Date and ends on the day prior to the Participation Anniversary.  Each subsequent Participation Year begins on each Participation Anniversary.

PREVIOUS PARTIAL WITHDRAWALS AND PREVIOUS TRANSFERS.  The term Previous Partial Withdrawals and Previous Transfers means the Account Value already reflects previous withdrawals and transfers adjusted for Market Value Adjustment, associated Company Charges, and taxes, if applicable, which were deducted as a part of the transaction.

PROCESSING OFFICE.  The term Processing Office shall mean the address where all correspondence relating to this Certificate or the Group Contract should be sent.  Our Processing Office is stated on the first page of this Certificate.

SEPARATE ACCOUNT.  The term Separate Account means the accounts we have established and maintain under the laws of the State of New York.

Unitized Separate Account.  Within the Unitized Separate Account, we have the right to change or add designated investment companies and to add or remove Investment Divisions.  We have the right to withdraw assets of a class of agreements to which the Group Contract belongs from an Investment Division and put them in another Investment Division.  We also have the right to combine any two or more Investment Divisions.

Realized and unrealized gains and losses from the assets of our Unitized Separate Account are credited or charged against it without regard to our other income, gains, or losses.  Assets are put in our Unitized Separate Account to support the Certificate and other variable annuity certificates.  Assets may be put in our Unitized Separate Account for other purposes, but not to support certificates, contracts, policies or other agreements which are not variable in form.

The assets of our Unitized Separate Account are our property.  The portion of its assets equal to the reserves and other Certificate liabilities will not be chargeable with liabilities arising out of any other business we conduct.  We may transfer assets of an Investment Division in excess of the reserves and other liabilities with respect to that Division to another Investment Division or to our General Account.

With respect to the Unitized Separate Account, we have the right to:

1.                                register or deregister our Unitized Separate Account under the Investment Company Act of 1940;

2.                                run our Unitized Separate Account under the direction of a committee, and discharge such committee at any time;

3.                                restrict or eliminate any voting rights of persons who have voting rights as to our Unitized Separate Account; and

4.                                operate our Unitized Separate Account or one or more of the Investment Divisions by making direct investments or investing in any other form.  If we do so, we may invest the assets of our Unitized Separate Accounts or one or more of the Investment Divisions in any legal investments.  We will rely upon our own or outside counsel for advice in this regard.  Also, unless otherwise required by law or regulation, an investment advisor or any investment policy for an Investment Division may not be changed without our consent.

If any of these changes result in a material change in the underlying investments of an Investment Division of our Unitized Separate Account, we will notify you of such change.  If there is value in that Investment Division, you may request us in writing to transfer that value from that Division (without charge) to another Division of our Unitized Separate Account, and may additionally change the allocation percentages applicable to future Contributions.

Non-Unitized Separate Account.  Assets supporting amounts allocated to the GROs are held and invested by us in a Non-Unitized Separate Account.  We also may hold in such separate account amounts allocated to other contracts and certificates issued by us that have market value adjustment formulas.  We are required to maintain in the Non-Unitized Separate Account assets sufficient to meet the reserve requirements for this Certificate and will transfer assets to the Non-Unitized Separate Account from our General Account if necessary to meet this requirement.

The assets of the Non-Unitized Separate Account are our property.  The portion of such assets equal to the reserves and other liabilities with respect to the Certificate and other certificates for which assets are held in such Non-Unitized Separate Account will not be chargeable with liabilities arising out of any other business we conduct.  We may transfer assets of the Non-Unitized Separate Account in excess of the reserves and other liabilities with respect to a GRO to another GRO or to our General Account.

SURRENDER VALUE.  The term Surrender Value means an amount equal to the Adjusted Account Value less the deduction of Transaction Charges and taxes

VARIABLE ACCOUNT.  The term Variable Account means the collection of Investment Divisions made available under this Certificate.  Other terms associated with our Variable Account are noted below:

Investment Divisions.  Our Variable Account consists of Investment Divisions.  Each Division may invest its assets in a separate class of shares of a designated investment company or companies.  The Investment Divisions that you choose for the initial allocation are shown on the application.  We may from time to time make other Investment Divisions available.  We will provide you with written notice of all material details covering investment objectives and all charges, which may include expenses and fees, if any, incurred by the designated investment companies.

Valuation Period.  Each Valuation Day together with any non-Valuation Day or consecutive non-Valuation days immediately preceding such Valuation Day will constitute a Valuation Period.  A Valuation Day is each weekday or other days on which changes in the value of securities held by our Unitized Separate Account (or any division or subdivision) will materially affect the Variable Account Value.

Net Investment Factor.  The Net Investment Factor for an Investment Division for a Valuation Period is (a) divided by (b), minus (c), where

(a)                           is the net asset value per share in designated investment companies that belong to the Investment Division at the end of the current Valuation Period, plus the amount of any dividend or capital gain distributions paid by the investment companies in the current Valuation Period, minus any charge for that Valuation Period for taxes or amounts set aside as a reserve for taxes;

(b)                          is the net asset value per share in designated investment companies that belong to the Investment Division at the end of the preceding Valuation Period; and

(c)                           is a daily charge for each day in such Valuation Period which will not exceed the corresponding annual Mortality and Expense Charge shown on your Schedule Page.  Such charge covers the cost of mortality, Unitized Separate Account and Certificate expenses and expense risk.

The net asset value of an investment company’s shares held in each Investment Division shall be the value reported to us by that investment company.

Accumulation Unit.  The Accumulation Unit is a unit used in determining the value of your interest in an Investment Division on or before the Annuitization Date.

Accumulation Unit Value.  The Accumulation Unit Value for a Valuation Period is the Accumulation Unit Value for the immediately preceding Valuation Period multiplied by the Net Investment Factor for such subsequent Valuation Period.

VARIABLE ACCOUNT VALUE.  The Variable Account Value at any time is equal to the number of Accumulation Units you have in an Investment Division multiplied by the Investment Division’s Accumulation Unit Value at that time.

WITHDRAWAL CHARGE.  The term Withdrawal Charge is a Transaction Charge deducted when there is an Excess Withdrawal or a Full Withdrawal.

WE, OUR, US, COMPANY refers to National Integrity Life Insurance Company.

YOU, YOUR means the Owner and any Joint Owner.

PART II – ACCOUNT VALUE

CONTRIBUTIONS.  The initial Contribution made is allocated to one or more of the Investment Options as specified in whole percentages on the application.  Additional Contributions shall be allocated on the date received and in the same fashion as the initial Contribution unless a request to change an allocation has been received at our Processing Office.  Such change shall be subject to our administrative rules in effect at the time such request is made.  No additional Contributions are required to keep this Certificate in force except to the extent your Account Value falls below the Minimum Balance.

Contributions allocated to the STO are required to be transferred within a specific time period to the Investment Options as initially directed by the application.

For purposes of determining the date on which we have received Contributions, (i) a Contribution by wire transfer of federal funds credited to our designated bank account prior to 3 p.m. Eastern Time on a Business Day shall be deemed received by us that day, and if after 3 p.m. Eastern Time, received by us on the next Business Day, and (ii) a Contribution by check or money order shall be deemed received by us on the second Business Day following its delivery in good order to our Processing Office.

VARIABLE ACCOUNT VALUE.  Amounts allocated, transferred or added to the Variable Account are used to purchase Accumulation Units of an Investment Division. Accumulation Units are redeemed when amounts are deducted, transferred or withdrawn.  The number of Accumulation Units you have in an Investment Division at any time is equal to the number of Accumulation Units purchased minus the number of Accumulation Units redeemed in that Division up to that time.  In any transaction, the number of Accumulation Units purchased or redeemed is equal to the dollar amount of the transaction divided by the Investment Division’s Accumulation Unit Value for the Valuation Period which includes the date of that transaction.

GUARANTEE PERIOD VALUE.  Your Guarantee Period Value at any time is equal to the amount initially allocated or thereafter transferred to a Guarantee Period less Previous Partial Withdrawals and Previous Transfers, plus the Guaranteed Interest Rate credited, adjusted for Market Value Adjustment, if applicable, less Continuous Charges and taxes.

MARKET VALUE ADJUSTMENT.  The Market Value Adjustment is applied to GRO Accounts prior to any (i) Full Withdrawal; (ii) Excess Withdrawal; (iii) transfer; or (iv) purchase of an Annuity Benefit from a GRO Account, unless any of the events occur within the Window Period.  The Market Value Adjustment does not apply to Guarantee Periods with a duration of one (1) year or less.  We do not apply the Market Value Adjustment to a GRO Account Value when Excess Withdrawals are requested and processed inside the Window Period or when a Death Benefit is paid.

The Market Value Adjustment may be a positive or negative adjustment to the applicable portion of your GRO Account Value by multiplying the amount requested, minus any Free Withdrawal, by the Market Value Adjustment factor specified on the Schedule Page, calculated on a first-in first-out basis.  Any downward Market Value Adjustment will be limited by the MVA Floor.

A detailed description of such formula has been filed with the New York Department of Insurance.  The Market Value Adjustment Formula is specified on the Schedule Page.

Notwithstanding the above, if the remaining term of the GRO Guarantee Period for the GRO Account Value subject to the Market Value Adjustment is 30 days or less, the Market Value Adjustment applicable to that GRO Guarantee Period shall be zero (0).  If for any reason we are no longer declaring current Guaranteed Interest Rates, then “I” will be determined using the yield to maturity (asked yield) of the U.S. Treasury Notes as published in The Wall Street Journal at the time of issue for the original GRO Guarantee Period, and “J” will be determined by using the yield to maturity of the U.S. Treasury Notes with the same remaining term as published in The Wall Street Journal on the next succeeding Business Day following the effective date of the Market Value Adjustment.  “I” and “J” will be interpolated when necessary.  Furthermore, the .0025 within the current formula will not apply.

TRANSFERS.  At any time before the Annuitization Date and at the Owner’s request, we will transfer a portion of the Account Value to one or more elected Investment Options.  For purposes of determining amounts transferred from the Fixed Account, we will transfer amounts in the order in which monies were originally allocated to the Guarantee Periods of the Fixed Account.

A transfer request received before 4:00 p.m. Eastern Time (or the close of the New York Stock Exchange, if earlier) is effective as of the Business Day our Processing Office receives it.  Accumulation Unit Values received shall be as of the close of business on that Business Day.  Transfer requests received after that time will be processed using Accumulation Unit Values as of the close of business on the next Business Day.  All transfers are confirmed in writing.

We have the right to impose a transfer charge as specified on your Schedule Page.  We allow a certain number of free transfers each Participation Year which will not incur a transfer fee.  The number of free transfers allowed is specified on your Schedule Page.  Additionally, the transfer charge is waived in the event the transfer is associated with an Administrative Program then in effect such as the STO, Dollar Cost Averaging or Asset Rebalancing.  Transfer requests submitted for multiple policies will be processed no later than the next Business Day after our Processing Office receives the requests.

A transfer from the QRO is restricted to two (2) Round Trips through any QRO during any twelve (12) month period.  A Round Trip is a transfer from the QRO followed by a transfer back into the same QRO within thirty (30) days. We reserve the right to restrict further transfers into the QRO if this limit is exceeded.  We may modify or amend these QRO restrictions at any time.  We may also apply the QRO restrictions to any Fixed Account made available under this Certificate and in our sole discretion on a nondiscriminatory basis.

We reserve the right to restrict the amount transferred to at least $250 or, if less, the entire amount in an Investment Option. We reserve the right from time to time to increase the minimum amount to an amount not to exceed $1,000.   We also restrict transfers from the Investment Options to the STO.

We may modify our transfer procedures at any time and at our sole discretion if we determine that the right to transfer may cause a disadvantage to other Owners of the same class or would unfairly discriminate.  Such modifications may restrict transfers to or from the Investment Options (including Fixed Accounts) and could include, but not be limited to, the requirement of a minimum time period between each transfer, or limiting the dollar amount that may be transferred between the Investment Options (including Fixed Accounts) at any one time.  We will provide you thirty (30) days advance written notice, if we discontinue accepting transfers into any Fixed Account or specific Guarantee Period.

SURRENDER OF CERTIFICATE.  On or before the Annuitization Date, you may elect by written notice to terminate participation and surrender the Certificate for the Surrender Value.  Upon receipt of such notice at our Processing Office, we will determine the Surrender Value as of the date we received such notice. The payment of such Surrender Value may be deferred by us in accordance with the provisions of this Certificate.

PARTIAL WITHDRAWALS.  We will pay a Partial Withdrawal requested to the person entitled to such payment as designated in writing by you.  We are under no obligation to process any request for a Partial Withdrawal of less than $300, and we reserve the right from time to time to modify the minimum amount to up to $1,000.  The payment of such Partial Withdrawal may be deferred by us in accordance with the provisions of this Certificate.

Partial Withdrawals will be allocated among the Investment Options in proportion to such value.  For purposes of determining amounts withdrawn from the Fixed Account, we will withdraw amounts from each Guarantee Period in the order in which monies were originally allocated to each Guarantee Period.  Partial Withdrawals will also have the effect of reducing any Death Benefit payable under the terms of your Certificate.

MINIMUM ACCOUNT BALANCE.  If the Account Value is ever less than the Minimum Account Balance, we reserve the right to terminate participation and surrender the Certificate.  We will notify the Owner in advance, and the Owner will be given at least sixty (60) days in which to make an additional Contribution.  Prior to the Annuitization Date, we reserve the right to terminate this Certificate if the Account Value falls below the Minimum Account Balance and an additional Contribution has not been received for at least three (3) consecutive Participation Years.  Termination will not occur until sixty (60) days after we have mailed you notice at your last known address of our intent to terminate if an additional Contribution is not made.  Upon termination, we will pay the Adjusted Account Value, less Continuous Charges and taxes, if any.

WITHDRAWAL CHARGE.  The Withdrawal Charge schedule is specified on your Schedule Page and calculated as a percentage of each Contribution withdrawn from the Account Value as a part of the transaction.  The Withdrawal Charge varies, depending upon the “age” of each Contribution included in the withdrawal.  All Excess Withdrawals are processed on a first-in first-out basis, with the oldest Contributions withdrawn first.

WAIVERS.  We may waive a Withdrawal Charge and  Market Value Adjustment under certain circumstances as defined on your Schedule Page.  Market Value Adjustment waivers include both an upward and downward adjustment so that the calculated Adjusted Account Value would be the same amount that would have been payable if no Market Value Adjustment was applied.  A request for a Partial or Full Withdrawal under this waiver provision must be made by written notice in a form satisfactory to us.  We reserve the right to restrict a waiver for a Partial Withdrawal request to a minimum amount of at least $1,000 or, if less, the entire amount in an Investment Option. We reserve the right from time to time to increase the minimum amount to an amount not to exceed $10,000.

ADMINISTRATIVE CHARGE.  On the last day of each Participation Year before the Annuitization Date,  we will withdraw from the Account Value an annual administrative charge as shown on your Schedule Page.  The charge will be allocated to the Account Value in proportion to such value at the end of each Participation Year.  Further, during any Participation Year, we will withdraw the administrative charge pro rata before the payment of the Surrender Value, Death Benefit or an Annuity Benefit.

We reserve the right to waive the administrative charge if the Account Value reaches a specified amount shown on your Schedule Page.

The administrative charge assessed against the Guarantee Period Values will not exceed $30 in any Participation Year.  If the administrative charge assessed against the Guarantee Period Values would be greater than $30 in any Participation Year, the excess amount shall be waived.  We will not assess the excess amount to the Variable Accounts.

TAXES.  Some states charge a premium tax.  We will deduct premium taxes if we are required to pay them.  This may occur, for example, at the time (i) the Certificate is initially purchased for you, (ii) a Full or Partial Withdrawal is requested, (iii) when the Annuitization Date is reached, or (iv) when a Death Benefit is paid.  No charges are currently imposed on federal, state or local taxes other than state premium taxes.  However, we reserve the right to deduct charges in the future for such taxes that are attributable to this Certificate or the Group Contract.

PART III – OWNERSHIP AND DEATH BENEFIT

STANDARD AND OPTIONAL ENHANCED DEATH BENEFITS.  The Standard Death Benefit described in your Certificate is the Death Benefit available on the Participation Date at no additional charge.  On the Participation Date, we may offer Optional Enhanced Death Benefits for an additional charge.  Each Optional Enhanced Death Benefit elected is described on your Schedule Page and its corresponding charge can be found under the Company Charge section of the Schedule Page.  The Optional Enhanced Death Benefit cannot be terminated once selected; however, automatic termination will occur upon a Full Withdrawal or the purchase of an Annuity Benefit.

STANDARD DEATH BENEFIT.  On the Death Benefit Date but before the Annuitization Date, we will pay in a single sum to the Annuitant’s Beneficiary entitled to receive such payment the amount of Standard Death Benefit payable.  The amount of the Standard Death Benefit is equal to the following:

73 years old or younger on the Participation Date:  If the Annuitant was 73 years old or younger on the Participation Date, the amount of the Standard Death Benefit during the first seven (7) Participation Years shall be the Minimum Death Benefit.

After the end of the seventh (7th) Participation Year, the amount of the Standard Death Benefit includes a 7-year step up.

The 7-Year Step Up Death Benefit is equal to the greater of:

(i)           the Minimum Death Benefit, or

(ii)         the Account Value at the end of the seventh (7th) Participation  Year, plus subsequent Contributions and less adjustments for any subsequent Partial Withdrawals.

Between 74 and 85 years old on the Participation Date:  If the Annuitant was 74 years old but not yet 86 years old on the Participation Date, the Minimum Death Benefit will apply for all Participation  Years.

86 years old or older on the Participation Date:  If the Annuitant was 86 years old or older on the Participation Date, the Standard Death Benefit shall be the current Account Value on the Death Benefit Date.

EFFECT OF PARTIAL WITHDRAWALS ON DEATH BENEFIT.  The reductions in Death Benefit described herein for any Partial Withdrawals will be calculated on a pro rata basis with respect to Account Value at the time of the Partial Withdrawal and include any associated Market Value Adjustment or Transaction Charges, if applicable.

Example of a pro rata reduction to the Death Benefit payable:

Death Benefit before Partial Withdrawal:	$100,000
Account Value before Partial Withdrawal:	$80,000
Partial Withdrawal (50% of Account Value):	$40,000
New Account Value:	$40,000
New Death Benefit (50% reduction):	$50,000

Any applicable Withdrawal Charges and Market Value Adjustment shall be waived from the Death Benefit payable.

PAYMENT OF DEATH BENEFIT TO ANNUITANT’S BENEFICIARY.  The Annuitant’s Beneficiary named in writing is entitled to receive any Death Benefit payable with respect to the Annuitant’s death.  The Annuitant’s Beneficiary may be changed from time to time.  Any such change will be made by written notice in a form satisfactory to us.  A change will, upon receipt at our designated Processing Office, take effect as of the time the written notice was signed, whether or not the Annuitant is living on the date of receipt, but without further liability as to any payment or other settlement made by us before receipt of such change.

Unless otherwise specified in writing, originally on the Participation Date or by amendment, if the Owner has named two or more persons as the Annuitant’s Beneficiary, the Annuitant’s Beneficiary will be the named person or persons who survive the Annuitant.  If more than one survives, they will share equally.  Any amount that would be payable to an Annuitant’s Beneficiary may be applied, at the election of such Annuitant’s Beneficiary, to provide an Annuity Benefit, subject to our rules then in effect.  Notwithstanding the preceding sentence, if the Owner has elected an irrevocable form of Annuity Benefit with respect to any Annuitant’s Beneficiary named, payment will be made in accordance with such election.

Any part of a Death Benefit payable with respect to the Annuitant where no Annuitant’s Beneficiary is living at the death of the Annuitant will be payable in a Lump Sum to the Annuitant’s estate.  If a non-natural Annuitant’s Beneficiary is named, the Death Benefit will be paid in a Lump Sum to the non-natural Annuitant’s Beneficiary.

OWNER-DEATH DISTRIBUTION RULES - GENERALLY.  This section is intended to satisfy the required provisions of Section 72(s) of the Code (Owner-Death Distribution Rules).  Some of the defined terms used in this section can be found in the Code, however, all are defined herein as to their effect on this Certificate.

OWNER-DEATH DISTRIBUTIONS RULES - BEFORE THE ANNUITIZATION DATE.  In the event that the Owner (or any Joint Owner) dies before the Annuitization Date:

(1)                             If the Owner is the Annuitant, and there is no living Contingent Annuitant,

we will pay the Death Benefit.  If a Death Benefit is applied to provide an Annuity Benefit, payments shall not be made over a period which extends beyond the life or the life expectancy of the Annuitant’s Beneficiary.  If the Annuitant’s Beneficiary is a Spousal Beneficiary, Spousal Continuation as defined below will apply.  If the Owner has elected an irrevocable form of Annuity Benefit with respect to any Annuitant’s Beneficiary named, the Death Benefit will be paid in accordance with such election.

(2)                             If the Owner is not the Annuitant; or

(3)                             the Owner is the Annuitant and there is a living Contingent Annuitant,

the Owner’s Primary Beneficiary, if any, will, if alive at the time of the Owner’s death, succeed as the Owner.  In this case, the Surrender Value must be distributed in one of the following options:

(A)      5-Year Distribution.  The Surrender Value shall be distributed no later than December 31 of the calendar year containing the fifth (5th) anniversary of the Owner’s death, as (i) Partial Withdrawals, (ii) a Lump Sum (as defined in (C) below), or (iii) scheduled periodic withdrawals;

(B)        Irrevocable Income Payout Options.  By December 31 of the year after the Owner’s death, the Surrender Value shall begin to be distributed as (i) a Life Annuity Form, or (ii) scheduled periodic withdrawals paid at least annually for a period not longer than the life or the life expectancy of the Owner’s Beneficiary; or

(C)        Lump Sum. A Lump Sum distribution shall mean the same as a Full Withdrawal as defined previously in this Certificate.  We will automatically pay this option if we have not received an election by the fifth (5th) anniversary of the Owner’s death.  Subject to our rules at the time of payment, the Owner’s Beneficiary may elect to apply the Lump Sum to a new nonqualified annuity Certificate to be owned by the Owner’s Beneficiary

(4)                             If (2) and (3) above are applicable and the Owner’s Beneficiary is a Spousal Beneficiary,

then the Spousal Beneficiary may choose to continue the Certificate as the new Owner.  Alternatively, Options (A), (B) and (C) are available for the Spousal Beneficiary’s election to distribute the Surrender Value.  If the Certificate is continued, the Spousal Beneficiary may exercise all rights and privileges allowed by this Certificate as were previously exercised by the original Owner before the Owner’s death.  Company Charges and Market Value Adjustment will continue as applicable under the Certificate terms.

(5)                             If (2) and (3) are applicable, and the Owner’s Beneficiary is not alive or no Owner’s Beneficiary has been named,

then the Owner’s estate will become the Owner.  In this case, only Option (A) or (C) is available for election to distribute the Surrender Value within five (5) years after the Owner’s death.  The Irrevocable Income Payout Option is not available in this situation.

If the Annuitant dies after the Owner, a Death Benefit shall be payable to the Annuitant’s Beneficiary.  If an Owner distribution had commenced on account of the Owner predeceasing the Annuitant, we shall cease paying the distribution unless otherwise directed by the Annuitant’s Beneficiary.  In any event, if the Death Benefit is paid in the form of an Annuity Benefit, the annuity payments shall not be made over a period which extends beyond the life or the life expectancy of the Annuitant’s Beneficiary.

(6)                             In the case of Joint Owners, the death of either Owner or Joint Owner will be deemed to be the date of death for both Owner and Joint Owner.  In this situation, the Owner-Death Distribution Rules (1) through (5) apply.

OWNER-DEATH DISTRIBUTION RULES - SPOUSAL CONTINUATION.  Spousal Continuation means the Owner’s spouse may choose to continue the Certificate in lieu of selecting payment of the Death Benefit in the event of the Owner’s death.  To accomplish Spousal Continuation, the Certificate must be structured as follows:

(1)          Owner and Annuitant must be the same person;

(2)          the Owner’s spouse must be named as the sole Owner’s and Annuitant’s Beneficiary;

(3)          no Contingent Annuitant is named; and

(4)          in the case of Joint Owners, the surviving spouse must be named as the Owner’s Beneficiary.

If the Owner’s Beneficiary is a Spousal Beneficiary and qualifies for Spousal Continuation, the Spousal Beneficiary may choose Spousal Continuation.  The Certificate continues in the name of the Spousal Beneficiary as both Owner and Annuitant.  The Spousal Beneficiary may exercise all rights and privileges allowed by this Certificate as were previously exercised by the original Owner before the Owner’s death, including the right to name a new Owner and Annuitant’s Beneficiary to receive the Death Benefit upon the Spousal Beneficiary’s death.

Once Spousal Continuation is in effect, if the original Spousal Beneficiary remarries and designates the new spouse as the new Owner’s Beneficiary, the new spouse will be considered a Nonspousal Beneficiary for distribution purposes.  Spousal Continuation is processed when the required election form is received from the Spousal Beneficiary in accordance with our administrative rules then in effect.

OWNER-DEATH DISTRIBUTION RULES - NONSPOUSAL CONTINUATION.  Nonspousal Continuation means the Owner’s Nonspousal Beneficiary may choose to continue the Certificate by electing the Death Benefit to be paid out as an Irrevocable Income Payout in lieu of a Lump Sum in the event of the Owner’s death.  To accomplish Nonspousal Continuation, the Certificate must be structured as follows:

(1)          Owner and Annuitant must be the same person;

(2)          the Owner’s Nonspousal Beneficiary must be named as the Owner’s and Annuitant’s Beneficiary; and

(3)          no Contingent Annuitant is named.

If the Owner’s Beneficiary is a Spousal Beneficiary but does not qualify for Spousal Continuation, or the Owner’s Beneficiary is a Nonspousal Beneficiary and an Irrevocable Income Payout Option is elected in lieu of having the Death Benefit paid as a Lump Sum, the Certificate continues in the Nonspousal Beneficiary’s name as Owner by reason of being your Owner’s Beneficiary.  You remain the deceased Annuitant.

If the spouse is named as an Annuitant’s Beneficiary to share in the proceeds with a Nonspousal Beneficiary, the spouse will be treated as a Nonspousal Beneficiary and no Spousal Continuation is allowed

Unless you direct otherwise, if there is more than one Owner’s Nonspousal Beneficiary, each Nonspousal Beneficiary’s share will be separately accounted for, and the required election form must be received from each Nonspousal Beneficiary.  Additionally, we must receive due proof of death in accordance with our current administrative rules before the first election form received can be processed.  Once our processing requirements are satisfied for at least one of the Nonspousal Beneficiaries, we will distribute the Death Benefit into separate shares for each Nonspousal Beneficiary.  If we have not received the election form from one or more of the Nonspousal Beneficiaries, their portion of the Death Benefit shall be held in our General Account as “funds on deposit” and earn interest at the Minimum Interest Rate required by law

The Nonspousal Beneficiary will have the right to name a new Owner’s Beneficiary to receive any Remaining Interest in the Certificate upon the Nonspousal Beneficiary’s death.  The Irrevocable Income Payout Option is processed when the required election form is received from the Nonspousal Beneficiary in accordance with our administrative rules then in effect.

For purposes of this Certificate, Remaining Interest shall mean the Account Value.  Remaining Interest must be distributed at least as rapidly as under the method of distribution originally selected by the Owner’s Nonspousal Beneficiary before the Owner’s death.  We will process the Owner’s Nonspousal Beneficiary’s request when we receive due proof of death and the required election form in accordance with our administrative rules then in effect.

OWNER-DEATH DISTRIBUTION RULES - AFTER THE ANNUITIZATION DATE.  If the Owner dies after the Annuitization Date and before the entire Annuity Benefit in the Certificate has been distributed, the Annuity Benefit will be distributed at least as rapidly as under the method of distribution selected by the Owner before the Owner’s death. This section is intended to comply with the at least as rapidly requirement under Section 72(s)(1)(A) of the Code.

OWNER-DEATH DISTRIBUTION RULES - NON-NATURAL BENEFICIARY.  If a non-natural Owner’s Beneficiary is named, the 5-Year Distribution is the sole option available to the non-natural Owner’s Beneficiary to receive the Surrender Value payable.

SPOUSAL CONTINUATION BENEFIT.  If Spousal Continuation is elected (Continued Certificate), we will calculate the Death Benefit (increased by any Optional Enhanced Death Benefits) on the Death Benefit Date.  The calculated Death Benefit will be the same amount that would have been payable to the Spousal Beneficiary if the Spousal Beneficiary had not elected Spousal Continuation.  The calculated Death Benefit will become the new Account Value (Continuation Contribution).   For tax purposes, any gain will be considered earnings.

The Continuation Contribution will be allocated to the available Variable and Fixed Account Options (excluding the STO) in the same proportion as prior to the Death Benefit Date. The Continuation Date is the date we process the Continuation Contribution.

After the Continuation Date, the Spousal Beneficiary as the new Owner (Continued Owner) may exercise the same rights as the deceased Owner under the original Certificate before the Continuation Date except with respect to the following:

(A)                         The Continued Certificate provides a Death Benefit payable upon the Continued Owner’s death.  If available on the Continuation Date, Optional Enhanced Death Benefits must be re-elected on the required election form. We will apply the Continued Owner’s attained age and our administrative rules in effect on the Death Benefit Date to determine if any Optional Enhanced Death Benefits are available for re-election and the associated charge that would apply.  We will treat the Continuation Contribution as the initial Contribution for any Death Benefit calculation made upon the Continued Owner’s death.  For tax purposes, the original Owner’s cost basis will remain.

(B)                           The STO is available for additional Contributions after the Continuation Date.  On the Continuation Date, monies allocated to the STO is will be reallocated to the Variable and Fixed Account Options (excluding the STO) in the same proportion as prior to the Death Benefit Date.

After the Continuation Date, we reserve the right at any time to make changes to Continued Certificates in a nondiscriminatory manner.  We will notify the Continued Owner of any changes made to the Continued Certificate.  Such changes may include, but not be limited to, the following:

(A)                         We may discontinue accepting or limit the amount of additional Contributions that do not incur a Withdrawal Charge.

(B)                           We may change, add or delete Guarantee Periods and Investment Divisions offered under the Variable and Fixed Account Options available for election.

(C)                           We may declare different interest rates associated with the Fixed Accounts.

(D)                          We may discontinue offering administrative programs or change the terms thereof.

(E)                            We may waive applicable Company Charges and Market Value Adjustment associated with Full or Partial Withdrawals, transfers or both.

(F)                            We may decrease the daily Mortality and Expense Charge associated with the Variable Accounts on a nondiscriminatory basis.

(G)                           We may offer or discontinue optional benefits from time to time that may or may not incur an additional charge. If an additional charge is associated with such optional benefit, we will not add or deduct such charge unless the Continued Owner has selected or terminated in writing the optional benefit available.  We may only decrease or terminate charges associated with optional benefits on a nondiscriminatory basis.

Unless otherwise waived as noted above, any Market Value Adjustment or other Company Charges, excluding Withdrawal Charges, applicable to the original Certificate will also apply to the Continued Certificate.

All other Certificate benefits and features will be based on the Continued Owner’s attained age on the Continuation Date as if the surviving spouse had purchased the Certificate with the Continuation Contribution on the Continuation Date.

NONSPOUSAL CONTINUATION BENEFIT.  If Nonspousal Continuation is elected (Extended Certificate), we will calculate the Death Benefit (increased by any Optional Enhanced Death Benefits) on the Death Benefit Date and apply that amount to the Irrevocable Income Payout Option selected on the required election form.  The calculated Death Benefit will be the same amount that would have been payable to the Nonspousal Beneficiary if the Nonspousal Beneficiary had not elected Nonspousal Continuation.  The calculated Death Benefit will become the new Account Value (Extended Contribution).  For tax purposes, any gain will be considered earnings.

If the Irrevocable Income Payout Option is selected to be paid as scheduled periodic withdrawals, the Extended Contribution will be allocated to the Variable and Fixed Account Options (excluding the STO) in the same proportion as prior to the Death Benefit Date.  The Extension Date is the date we process the required election form in accordance with our administrative rules then in effect.  The Extension Date will become the new measuring date for Participation Years and Participation Anniversaries.

After the Extension Date, the Nonspousal Beneficiary as the new Owner (Extended Owner) may exercise the same rights as the deceased Owner under the original Certificate before the Extension Date except with respect to the following:

(A)                         No Death Benefit (including any Optional Enhanced Death Benefits) is available for payout at the Extended Owner’s death.  The Extended Owner’s named Owner’s Beneficiary will have the right to continue the Irrevocable Income Payout originally selected by the Extended Owner or select a Lump Sum.

(B)                           The STO is not available.  On the Extension Date, the STO Account Value will be reallocated to the Variable and Fixed Account Options (excluding the STO) in the same proportion as prior to the Death Benefit Date

(C)                           No additional Contributions can be made.

After the Extension Date, we reserve the right at any time to make changes to Extended Certificates in a nondiscriminatory manner. We will notify the Extended Certificate Owner of any changes made to the Extended Certificate.  Such changes may included, but not be limited to, the following:

(A)                         We may change, add or delete Guarantee Periods and Investment Divisions offered under the Variable and Fixed Account Options available for election.

(B)                           We may declare different interest rates associated with the Fixed Accounts

(C)                           We may discontinue offering administrative programs or change the terms thereof.

(D)                          We may waive applicable Company Charges and Market Value Adjustment associated with Full or Partial Withdrawals, transfers or both.

(E)                            We may decrease the daily Mortality and Expense Charge associated with the Variable Accounts on a nondiscriminatory basis.

(F)                            We may offer or discontinue optional benefits from time to time that may or may not incur an additional charge.  If an additional charge is associated with such optional benefit, we will not add or deduct such charge unless the Extended Owner has selected or terminated in writing the optional benefit available.  We may only decrease or terminate charges associated with optional benefits on a nondiscriminatory basis.

Unless otherwise waived as noted above, any Market Value Adjustment or other Company Charges, excluding Withdrawal Charges, applicable to the original Certificate will also apply to the Extended Certificate.

PART IV – ANNUITY BENEFITS

ELECTION AND COMMENCEMENT.  As of the Annuitant’s Annuitization Date, provided the Annuitant is then living, the Adjusted Account Value shall be applied to provide the Normal Form of Annuity Benefit, unless the Owner elects (i) to receive the Surrender Value in a single sum, or (ii) to apply the Adjusted Account Value to provide an Annuity Benefit or any other annuity form offered by us subject to our rules then in effect.

We will provide notice and election forms to you not more than six (6) months before the Annuitant’s Annuitization Date.  If you elect to surrender this Certificate before the Annuitization Date, an election may be made to receive an Annuity Benefit in lieu of the Surrender Value.  We will have the right to require the Annuitant to furnish pertinent information to provide an Annuity Benefit, and will be fully protected in relying on such information and need not inquire as to the accuracy or completeness thereof.  We may offer annuity forms other than the Life Annuity Form.

AMOUNT OF ANNUITY BENEFITS.  If you elect to receive an Annuity Benefit in lieu of the Surrender Value, the amount of each payment is based on your Adjusted Account Value, using the annuity payout interest rate and the Annuity Table shown on your Schedule Page and the age adjustments specified below.  The annuity form elected must extend for five (5) years or more if it is not contingent upon the survival of one or more persons.  In addition, provided the Annuitant is then living, we will not allow the prepayment of unpaid principal.

Annuity payments are made monthly starting on the Annuitization Date.  The annuity payments are guaranteed to be no less than the amount provided by the Annuity Table.  The present value of the Annuity Benefit on the Annuitization Date will always equal or exceed the Account Value with such present value computed using the Mortality Table and Annuity Payout Interest Rate as disclosed on the Schedule Page.  At the time the Annuity Benefit becomes payable, if an additional Contribution has not been received for at least three (3) consecutive Participation Years, and either (i) the monthly annuity payment would be less than $20, or (ii) your current Adjusted Account Value is less than the Minimum Account Value, we have the right to pay the Adjusted Account Value, less Continuous Charges and taxes, if any, in a lump sum.

The Minimum Annuity Payment is specified on your Schedule Page.  The number of payments in a year may be adjusted to maintain this minimum.

We may require proof of the Annuitant’s age before making payments.  From time to time, we may require proof that the Annuitant is living.  Payments under an annuity form with life contingencies terminate with the last payment due before the death of the person or persons upon whose life the income depends or the end of the certain period, whichever is later

BETTERMENT OF RATES.  The monthly payments on the Annuitization Date will not be less than what would be provided by applying an equivalent amount to purchase any single consideration immediate annuity certificate or contract offered by the Company at the same time to the same class of Annuitants.  The equivalent amount will never be less than the greater of the Surrender Value or 95% of what the Surrender Value would be if there were no Withdrawal Charges.

ANNUITY TABLE.  The Annuity Table shown on your Schedule Page sets forth the guaranteed minimum amount of monthly annuity payment for each $1,000 of Adjusted Account Value that will be provided under this Certificate.  We may, at the time the Normal Form of Annuity Benefit is elected, offer more favorable rates in lieu of the guaranteed rate shown in the Annuity Table provided.  The amount of each annuity payment will depend on the Annuitant’s sex and adjusted age on the birthday prior to the date the first annuity payment is due.

ADJUSTMENT TO AGE.   The amounts in the Annuity Table and amounts for other Life Annuity Forms not shown in the Annuity Table are based on an adjusted age, which is determined as follows:

Year Life Annuity Form Payments Begin	Age Setback
2000 – 2009	0
2010 – 2019	1
2020 – 2029	2
2030 – 2039	3
2040 – 2049	4
2050 and later	5

To determine the adjusted age, subtract the Age Setback from the actual age.  For example, for a 67 year old person that will begin receiving life annuity payments in 2028, the adjusted age is 65.  Use the age 65 factor from the Annuity Table.

PAYMENT OF ANNUITY BENEFITS.  Evidence of each payee’s survival must be furnished to us either by personal endorsement of the check drawn for payment or by other means satisfactory to us.

Upon election of an annuity form providing payments for a period certain, the Owner may designate (with the right to change such designation) a person or persons to receive any payments that may become due after the death of the person or persons upon whose life or lives the income may depend.

The payee may designate (with the right to change such designation and without the concurrence of any other person) a person or persons to receive any payments or installments payable after such payee’s death, if the absence of such a designation would result in a single sum payment to such payee’s executors or administrators in accordance with the following paragraph.

If at the death of any payee there is no designated person living entitled to receive any remaining payments or installments, we will pay in a single sum to such payee’s executors or administrators the commuted value of any remaining payments or installments.  The commuted value of any such remaining payments will be determined on the basis of compound interest at the rate that equated the amount applied at annuitization to the present value of annuity payments

We will require satisfactory evidence of the age of any person upon whose life an annuity form depends.  Any election, change, revocation or designation shall be made, and will take effect, in the same manner as a change of Beneficiary.  If a commutation right under an Annuity Benefit is exercised, we may defer payment in accordance with the terms of this Certificate.

AGE AND SEX.   If the age or sex of any person upon whose life an Annuity Benefit depends has been misstated, any benefits will be those which would have been purchased at the correct age and sex. Any overpayments or underpayments made by us will be charged or credited with interest at the rate of six percent (6%) per year.  In the case of any underpayment, we will pay such interest and the amount of the underpayment in a lump sum with the next installment payment due.  In the case of any overpayment, we will deduct such interest and the amount of the overpayment from the current or succeeding installment payments as necessary.

PART V – ADMINISTRATIVE PROGRAMS

At any time before the Annuitization Date, the Owner may elect to enroll in the administrative programs we offer.  Enrollment in each administrative program will be made as of the date we receive such request at our Processing Office and will be subject to our rules in effect at the time enrollment is established.  The selection of one of our administrative programs may limit the enrollment in other administrative programs, or general transfers and Partial Withdrawals as requested by you.  The Owner may terminate participation in a program upon prior written notice.  We reserve the right to discontinue offering such administrative programs or change the terms thereof upon prior written notice to the Owner. We may also change the minimum amount restrictions or other restrictions at our discretion on a nondiscriminatory basis.

SYSTEMATIC WITHDRAWAL PROGRAM.  We offer a program that allows the Owner to pre-authorize scheduled periodic withdrawals on a monthly, quarterly, semi-annual or annual basis prior to the Annuitization Date. The Owner may specify (i) the day of the month (other than the 29th, 30th or 31st) on which the scheduled periodic withdrawal is to be made and (ii) the Systematic Withdrawal Option offered by the Company.   In the event the Owner fails to select the frequency, we reserve the right to automatically default to monthly.

We currently offer three (3) types of Systematic Withdrawal Options:  (i) a fixed dollar amount determined by you, (ii) an annual percentage determined by you, or (iii) the annual Free Withdrawal as specified in this Certificate and determined by us.  The minimum Systematic Withdrawal currently is $100

CHOICES PLUS PROGRAM.  We offer a Choices Plus Program that allows pre-authorized scheduled periodic withdrawals after attaining age 70-1/2. If this Certificate is sold as a qualified plan, Individual Retirement Annuity or Tax Sheltered Annuity, you are required to commence distributions as specified in the endorsement attached to this Certificate.  You can choose the Choices Plus Program any time at age 70-1/2 or older.  Scheduled periodic withdrawals can be selected to be made monthly, quarterly, semi-annually, or annually and may be specified to be paid on a specific day of the month (other than the 29th, 30th, or 31st).  We will calculate the amount of the distribution using current Internal Revenue Service guidance.

INCOME PLUS WITHDRAWAL PROGRAM.  We offer an Income Plus Withdrawal Program that allows pre-authorized substantially equal periodic withdrawals based on the Owner’s life expectancy, prior to the Owner reaching age 59-1/2.  Substantially equal periodic withdrawals made under this program should not be changed or stopped until the later of (i) the date you reach age 59-1/2, or (ii) five years from the date of the first distribution.  Scheduled periodic withdrawals may be made monthly, quarterly, semi-annually or annually, and the Owner may specify the day of the month (other than the 29th, 30th or 31st) on which the scheduled periodic withdrawals are to be made. We will calculate the amount of the distribution under a method you select, subject to a minimum of $100.

DOLLAR COST AVERAGING PROGRAM.  We offer two Dollar Cost Averaging programs where amounts allocated to the Money Market Investment Division or the QRO are transferred on a monthly, quarterly, semi-annual or annual basis to available Investment Options.  The minimum transfer amount to each Investment Option is $250.  In the event a method of transfer is not selected, we will default the Dollar Cost Averaging Program to a monthly transfer.

SYSTEMATIC TRANSFER PROGRAM.  We offer a Systematic Transfer program under which the Contribution initially allocated to the STO is automatically transferred either on a monthly or quarterly basis to the Investment Options elected by the Owner.  This restriction does not preclude transfers to occur on a more frequent basis.  We may change or eliminate this transfer restriction at any time at our discretion on a nondiscriminatory basis.  The transfer restriction period may not exceed one (1) year. Transfers back into the STO are prohibited once the transfer has occurred.  The amount transferred monthly must be at least $1,000.  In the event a method of transfer is not selected, we will default the Systematic Transfer Program to a monthly transfer.

CUSTOMIZED ASSET REBALANCING.  We offer an Asset Rebalancing program that allows the Owner to determine how often rebalancing occurs.  The Owner can choose to rebalance monthly, quarterly, semi-annually or annually.  The Variable Account Value will automatically be rebalanced by transfers among your selected Investment Divisions.

SYSTEMATIC CONTRIBUTIONS.  We offer a program for Systematic Contributions that allows pre-authorized monthly, quarterly, or semi-annual withdrawals from a designated account.  Upon thirty (30) days prior written notice, the Owner or the Company may end participation in this program. Further, we may end your participation if your bank declines to make any payment. The minimum amount for systematic contributions is $100 per month.

PART VI – GENERAL PROVISIONS

ENTIRE CERTIFICATE.  This Certificate, including the application, and all riders and endorsements, constitute the entire agreement between the parties.  This Certificate may not be modified by us, nor may any of our rights or requirements be waived, except in writing and signed by an officer authorized by us.  This Certificate may be changed by amendment or replacement upon agreement between the Owner and us without the consent of any other person provided that such change does not reduce any Annuity Benefit provided before such change and provided that no rights, privileges or benefits may be reduced or forfeited except by express consent.

MINIMUM BENEFITS.   Any Annuity Benefit, Surrender Value or Death Benefit available under this Certificate shall not be less than the minimum benefit required by any statute of the state in which this Certificate is delivered

ASSIGNMENTS.  A Certificate may be assigned as collateral or security for a loan.  You may assign this Certificate before the Annuitization Date, but we will not be bound by an assignment unless it is in writing and we have received it.  Your rights and those of any person referred to in this Certificate will be subject to the assignment.  We assume no responsibility for the validity of any assignment.  No amounts payable under this Certificate to a payee other than the Owner may be assigned by that payee, nor will they be subject to the claims of creditors or to legal process, except to the extent permitted by law.

FUTURE ANNUITANTS AND CONTRIBUTIONS.  We reserve the right at our sole discretion to (i) curtail or prohibit further enrollment as Annuitants under the Group Contract any individuals who are not currently participating under the Group Contract as of such date of curtailment or prohibition, and (ii) prohibit future Contributions under the Group Contract upon written notice to existing Annuitants.

DEFERMENT.  Payments by us pursuant to the terms of your Certificate, or any commuted payments arising from a Fixed Annuity Benefit, may be deferred for up to six (6) months after receipt of a written request for such termination, Full or Partial Withdrawal, or receipt of due documentation for a commutation payment.  Interest at the current Guaranteed Interest Rates applicable to the Guarantee Period Values will be allowed on any such payment deferred for ten (10) days or more.

Except as otherwise provided in this Section, payments by us from the Variable Account pursuant to the provisions of this Certificate, will be made within seven (7) days after receipt, at our Processing Office, of a written request for such termination or Full or Partial Withdrawal, or receipt of due documentation for a commutation payment.

During any period when (i) the sale of securities or the determination of the Accumulation Unit Value or the Average Annuity Unit Value is not reasonably practicable because an emergency, as defined by the Securities and Exchange Commission, exists, or the New York Stock Exchange is closed or trading on such Exchange is restricted, or (ii) the Securities and Exchange Commission has by order permitted postponement for the protection of persons having value in our Unitized Separate Account, we reserve the right:

(a)    to defer determination of or payment of the Surrender Value or Variable Account Value;

(b)    to defer payment of any portion of the Death Benefit arising from the Variable Account; or

(c)            in the event of (a) above, to defer application of such amounts to provide any Annuity Benefit permitted under this Certificate

RECEIPT OF PAYMENT.  We shall be fully discharged and released from any and all liability with respect to any payment made under this Certificate.

PROTECTION OF PROCEEDS.  To the extent permitted by law, funds held and payment option payments shall not be subject to levy, attachment or other judicial process.

ANNUAL STATEMENT.  At the end of each Participation Year up to and including the Annuitization Date, we will furnish you with an annual report showing your (i) Account Value, (ii) a statement as to the location of the Market Value Adjustment formula, (iii) the total number of Accumulation Units, (iv) the Accumulation Unit Value, (v) the Annuitant’s Surrender Value, and (vi) the Death Benefit.

GROUP CONTRACT HOLDER RESPONSIBILITY.  The sole responsibility of the Group Contract Holder is to serve as party to the Group Contract.  The Group Contract Holder will have no responsibility for payments made to the Fixed and Variable Accounts, or for any payments or other distributions hereunder.  We will deal with the Group Contract Holder in accordance with the terms and conditions of the trust agreement pursuant to which the Group Contract Holder agreed to act as such and with the Group Contract in such manner as the Group Contract Holder and we may agree, without the consent of any other person.

INCONTESTABILITY.  This Certificate is incontestable two (2) years from the Certificate Date.

NONPARTICIPATING.  This Certificate is nonparticipating.  This means we do not pay dividends on it.  This Certificate will not share in our profit or surplus.

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SCHEDULE PAGE

PRIMARY OWNER:	[ John Doe ]
JOINT OWNER:	[ Jayne Doe ]
OWNER’S BENEFICIARY:	Shown on Addendum. Succeeds Primary Owner upon death
PRIMARY ANNUITANT:	[ John Doe ]
ANNUITANT’S BENEFICIARY:	Shown on Addendum. Receives Death Benefit upon Annuitant’s death
CERTIFICATE NUMBER:	[1224 ]
PARTICIPATION DATE:	[7/31/2006 ]
ANNUITIZATION DATE	Later of Annuitant’s 90th Birthday or 10th Contract Year
CERTIFICATE TYPE:	[ Non-Qualified ]
INITIAL CONTRIBUTION:	[ $10,000]
See Confirmation Notice for Allocation Breakdown

GUARANTEE PERIODS AND

GUARANTEED INTEREST RATES

MINIMUM INTEREST RATE:	[1.0%-3.0%]

FIXED ACCOUNTS	GUARANTEED INTEREST RATES
[6-month Systematic Transfer Option]	[5.0]%
[12-month Systematic Transfer Option]	[6.0]%

	[First 12 Months	Remaining Years]
[2-Year Guarantee Rate Option]	[3.0]%	[3.0]%
[3-Year Guarantee Rate Option]	[4.0]%	[4.0]%
[5-Year Guarantee Rate Option]	[5.5]%	[5.5]%
[7-Year Guarantee Rate Option]	[6.0]%	[6.0]%
[10-Year Guarantee Rate Option]	[6.5]%	[6.5]%

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OPTIONAL ENHANCED DEATH BENEFIT

Before the Annuitization Date, the Death Benefit payable will be the greater of: Standard Death Benefit or Highest Anniversary Death Benefit, if any, all as described below:

Highest Anniversary Death Benefit:

[None]

[If the Annuitant was 75 years old or younger on the Participation Date, the Highest Anniversary Death Benefit is your highest Account Value on any Participation Anniversary prior to the deceased Annuitant’s 81st birthday, plus subsequent Contributions received after that Participation Anniversary date and less adjustments for any subsequent Partial Withdrawals received after that Participation Anniversary date.]

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COMPANY CHARGES

CONTINUOUS CHARGES:

Administrative Charge:	$30
Waiver of Administrative Charge:	$75,000

Mortality and Expense Charge:	1.15%

Optional Enhanced Death Benefit Annual Charge:	.20%
Optional Enhanced Death Benefit Quarterly Charge:	.05%

TRANSACTION CHARGES:

Administrative Charge:	$30

Transfer Charge after 12:	$20

Withdrawal Charges:

Number of Full Years from the Date of Contribution	Charge as a % of the Contribution Withdrawn
0	7%
1	6%
2	5%
3	4%
4	3%
5	2%
6	1%

For additional information regarding Company Charges, please see the following sections of your Certificate:

Charge	Page No.	Section

Administrative Charge and Waiver	12	Administrative Charge
Mortality and Expense Charge	8	Variable Account Value
Optional Enhanced Death Benefit Charge	Schedule Page	Optional Death Benefit Charge
Transfer Charge	11	Transfers
Withdrawal Charge	12	Withdrawal Charge

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MARKET VALUE ADJUSTMENT

The Market Value Adjustment Formula is as follows:

Market Value Adjustment Factor = [(1 + I)N/12 / (1+J+.0025)N/12 - 1], where

I is the Guaranteed Interest Rate being credited to the GRO Account Value subject to the Market Value Adjustment.

J is the current Guaranteed Interest Rate, as of the effective date of the application of the Market Value Adjustment, for current allocations to a GRO Account, the length of which is equal to the number of whole months remaining in the GRO Guarantee Period for the GRO Account Value subject to the Market Value Adjustment. If such remaining period is not equal to an exact period for which we have declared a new Guaranteed Interest Rate, J will be obtained by interpolation between the current Guaranteed Interest Rates for the new GRO Guarantee Periods closest to the remaining period described above. However, if such remaining period is less than one (1) year, J will be based on the rate for a new one (1) year GRO Guarantee Period.

N is the number of whole months remaining in the GRO Guarantee Period described above.

(see Market Value Adjustment on Page 10 of your Certificate)

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WITHDRAWAL CHARGE

AND / OR

MARKET VALUE ADJUSTMENT WAIVERS

DISABILITY WAIVER:

We will waive Withdrawal Charges and associated Market Value Adjustment if you became disabled anytime before attaining age 65, and have been disabled for a continuous period of at least six (6) months after the Participation Date.  An individual shall be considered to be disabled if he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical impairment which can be expected to result in death or to be of long-continued and indefinite duration.

We may require proof of disability, including written confirmation of receipt and approval of any claim for Social Security Disability Benefits.  We reserve the right to obtain an examination by a licensed physician of our choice and our expense.

Written request for any withdrawal or partial withdrawals must be made while you are still disabled.   Once the disability waiver election has been made, no additional Contributions will be accepted under your Certificate.

MINIMUM REQUIRED DISTRIBUTION WAIVER:

Minimum Required Distributions are Partial Withdrawals required to be distributed under the Code and affect the withdrawal terms of your Certificate.  If your Certificate is issued as a Qualified Annuity meeting the requirements as a Tax-Sheltered Annuity, an Individual Retirement Annuity, Defined Contribution Plan or Defined Benefit Plan as defined by the Code and further defined by endorsement to your Certificate, we will waive Withdrawal Charges and associated Market Value Adjustment that would ordinarily be applied to Excess Withdrawals.

Additional requirements include:

(1)                               the Owner must be age 70 ½ or older;

(2)                               the Partial Withdrawal requested cannot exceed the Minimum Required Distribution amount allowed to be distributed as defined by the Code; and

(3)                               the amount is made payable to the Owner.

This waiver does not apply to withdrawals requested to satisfy minimum required distributions from other tax-qualified investments (including other tax-qualified investments issued from the Company) that you may own if you elected the “alternative method” as described in Notice 88-38, 1988-1 C.B. 524.

SPOUSAL CONTINUATION WAIVER:

We will waive any remaining Withdrawal Charges applicable to Partial or Full Withdrawals made after Spousal Continuation becomes effective.  We do not waive any associated Market Value Adjustment.  For purposes of this waiver, Spousal Continuation is defined under the “Owner-Death Distribution Rules - Spousal Continuation” section of your Certificate.

NONSPOUSAL CONTINUATION WAIVER:

We will waive any remaining Withdrawal Charges applicable to withdrawals made after the Irrevocable Income Payout Option is in effect.  We do not waive any associated Market Value Adjustment.  For purposes of this waiver, Nonspousal Continuation is defined under the “Owner-Death Distribution Rules - Nonspousal Continuation” section of your Certificate.

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ADDITIONAL CERTIFICATE PROVISIONS

FREE WITHDRAWAL PERCENTAGE:	10%
(See Free Withdrawal on Page 5 of your Certificate)

MINIMUM ACCOUNT BALANCE:	$5,000
(see Minimum Account Balance on Page 5 of your Certificate)

MINIMUM ANNUITY PAYMENT:	$100
(see Amount of Annuity Benefits on Page 18 of your Certificate)

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[ANNUITY TABLE

ANNUITY BENEFIT PAYABLE ON THE LIFE ANNUITY FORM

FIXED ANNUITY BENEFIT

WITH 10 YEARS OF PAYMENTS GUARANTEED

(Minimum Monthly Income per $1,000 of Adjusted Account Value)

Based on an Annuity Payout Interest Rate of 1% and the Annuity 2000

Mortality Table with Projection Scale G on an Adjusted Age basis.

Adjusted Age	Males	Females
60	$3.62	$3.28
61	$3.73	$3.37
62	$3.85	$3.47
63	$3.97	$3.58
64	$4.10	$3.70
65	$4.23	$3.82
66	$4.38	$3.95
67	$4.52	$4.08
68	$4.68	$4.22
69	$4.84	$4.38
70	$5.01	$4.54	]

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[UNISEX ANNUITY TABLE

ANNUITY BENEFIT PAYABLE ON THE LIFE ANNUITY FORM

FIXED ANNUITY BENEFIT

WITH 10 YEARS OF PAYMENTS GUARANTEED

(Minimum Monthly Income per $1,000 of Adjusted Account Value)

Based on an Annuity Payout Interest Rate of 1% and the Annuity 2000

Mortality Table with Projection Scale G on an Adjusted Age basis.

Adjusted Age	Unisex
60	$3.44
61	$3.54
62	$3.65
63	$3.77
64	$3.89
65	$4.01
66	$4.15
67	$4.29
68	$4.44
69	$4.59
70	$4.76	]

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